Exhibit 10.3



                      AMENDMENT TO STOCK PURCHASE AGREEMENT

            This is an amendment agreement (the "Amendment Agreement") dated January 26, 1996 between INFLO Holdings Corporation (the "Buyer"), a Delaware corporation, and UB Investments (Netherlands) B.V. (the "Seller"), a Netherlands company, amending a Stock Purchase Agreement (the "Agreement") dated November 5, 1995 between the Buyer and the Seller relating to the purchase by the Buyer from the Seller of 1,000,000 shares of Common Stock, par value $1.00 per share, of UB Investments US Inc., a Delaware corporation.

            The Agreement is amended, effective immediately, as follows:

            1. The preamble to the Agreement is amended and restated in its entirety, and states the following:

            This is an agreement dated November 5, 1995, as amended on January 26, 1996 (as originally executed prior to such amendment date, and as amended from and after such amendment date, the "Agreement") between INFLO Holdings Corporation (the "Buyer"), a Delaware corporation, and UB Investments (Netherlands) B.V. (the "Seller"), a Netherlands company, relating to (i) the purchase by a direct or indirect wholly-owned subsidiary of the Buyer ("Asset Sub") from direct or indirect wholly-owned subsidiaries of the Seller, of the assets listed on Exhibit A hereto (the "Assets") and (ii) the purchase by the Buyer (or a direct or indirect wholly-owned subsidiary of the Buyer) from the Seller of 1,000,000 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of UB Investments US Inc. (the "Company"), a Delaware corporation, which agreement is as follows:

            2. A new Exhibit A is added to the Agreement, a copy of which is attached to this Amendment Agreement as Exhibit A.

            3. Article I is renamed "Purchase of Assets and Shares".


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            4. Paragraph 1.1 is amended and restated in its entirety, and states the following:

            1.1 Purchase of Assets and Shares. Upon the terms and subject to the conditions contained herein, at the Closing described in Paragraph 2.1,
      (i) the Buyer will cause Asset Sub to purchase the Assets from the appropriate subsidiaries of the Seller and the Seller will cause those subsidiaries to sell the Assets to Asset Sub and (ii) the Buyer will (or will cause a direct or indirect wholly-owned subsidiary of the Buyer to) purchase the Shares from the Seller and the Seller will sell the Shares to the Buyer (or a direct or indirect wholly-owned subsidiary of the Buyer).

            5. The first sentence of Paragraph 1.2 is amended and restated in its entirety, and states the following:

      The total purchase price to be paid by Asset Sub and the Buyer, respectively, for all the Assets and the Shares will be $500,000,000 minus
      (a) the Indebtedness of the Company and its subsidiaries on the Closing Date, after elimination and satisfaction of Indebtedness to United Biscuits and its subsidiaries in accordance with Paragraphs 4.3 and 4.4 and (b) the amount of the loan made by the Buyer to the Company in accordance with Paragraph 4.3 (which loan shall not be in excess of $300,000,000), subject to adjustment pursuant to Paragraph 1.3 (the "Purchase Price"). Of the Purchase Price, $42,500,000 (the "Asset Purchase Price") will be for the Assets and the balance (the "Share Purchase Price") will be for the Shares.

            6. Paragraph 1.3 is amended and restated in its entirety, and states the following:

            1.3 Net Working Capital Adjustment. (a) On the day or days specified below, the Buyer will pay to the Seller, or the Seller will pay to the Buyer, a sum (the "Working Capital Adjustment Amount") equal to the amount by which the consolidated Current Assets of the Company and its subsidiaries minus the consolidated Current Operating Liabilities of the Company and its subsidiaries at the close of business of the Company and its subsidiaries on the Closing Date described in Paragraph 2.1 (or as of any other date and time as shall be agreed upon in writing between the Buyer and the Seller; for purposes of this Section 1.3, the Closing Date or, if applicable, such other agreed upon date and time, will be referred to as the "Adjustment Effective Time"), calculated (except as otherwise described in this subparagraph (a)) in the same manner as they were calculated in preparing the consolidated Pro Forma Financial Statements of the Company and its subsidiaries set forth in Exhibit 3.1-I (which manner is described on page 4 of Exhibit 3.1-I) (those current assets


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      and current operating liabilities being respectively, the "Current Assets"
      and the "Current Operating Liabilities") is greater (in which case the Buyer will pay the Working Capital Adjustment Amount to the Seller) or less (in which case the Seller will pay the Working Capital Adjustment Amount to the Buyer) than (x) $74,010,000 minus (y) the Adjustment Reserve Amount (as defined in Paragraph 2.3(a)). For purposes of determining the Working Capital Adjustment Amount, (i) Current Assets will not include (A) any amount for "Retimed Interim Expenses" (which at September 9, 1995 were $16.9 million) or "Anticipated Full Year Expense Adjustments" (which at September 9, 1995 were $10.3 million), (B) the cash described in Paragraph 5.1(o) or (C) any assets which are Current Assets under GAAP only because they are being held for sale (and which would not be Current Assets if they were not being held for sale); and (ii) Current Operating Liabilities will not include any liabilities which the Seller assumes or for which the Seller is obligated to reimburse or indemnify the Buyer, the Company or its subsidiaries as provided in Article VII of this Agreement to the extent that such assumption, reimbursement or indemnification which is due prior to the date of delivery of the Net Current Assets Schedule has been paid when due. The Buyer and the Seller acknowledge that in preparing the consolidated Pro Forma Financial Statements of the Company and its subsidiaries as set forth in Exhibit 3.1- I, checks which had been written but had not yet cleared zero balance bank accounts were treated as accounts payable (and, therefore, as Current Operating Liabilities) and lock box checks which were received by the last day of the period and recognized by the bank on the first day of the following period were treated as restricted cash, reducing accounts receivable (and, therefore, as Current Assets). Those items will be treated in the same manner for the purpose of calculating the Working Capital Adjustment Amount.

                  (b) The Buyer will cause the Company to deliver to the Seller and the Buyer, within 45 days after the Effective Time, a schedule (the "Net Current Assets Schedule") which sets forth the amount of the Current Assets minus the Current Operating Liabilities, sets forth in reasonable detail how the Current Assets and the Current Operating Liabilities were determined, and sets forth the resulting Working Capital Adjustment Amount.

                  (c) Within ten days after the Company delivers the Net Current Assets Schedule to the Seller and the Buyer (the "Objection Period"), the Seller or the Buyer will notify the other of them of any objections to the calculation of the Current Assets, the Current Operating Liabilities or the Working Capital Adjustment Amount set forth on the Net Current Assets Schedule (the "Disputed Amounts"). Within three business days after the end of the Objection Period, whichever of the Buyer or the Seller would be required by Paragraph 1.3(a) to make a payment to the other of them based upon the amounts shown on the Net Current Assets Schedule which are not


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      in dispute, will pay that amount to the other of them, provided that neither party will be required to make any such payment if the Net Current Assets Schedule had indicated that it was not required to make any payment.

                  (d) The Buyer and the Seller will attempt in good faith to agree by the day which is 75 days after the Adjustment Effective Time upon the Disputed Amounts.

                  (e) If the Seller and the Buyer do not agree on particular Disputed Amounts by the day which is 75 days after the Effective Time, the dispute with regard to those Disputed Amounts (but no other matters) will be submitted to Deloitte & Touche or, if that firm declines to act as provided in this paragraph, another firm of independent certified accountants mutually acceptable to the Seller and the Buyer (in either case, the "Final Arbiter"), which firm will make a final and binding determination as to those Disputed Amounts within 45 days after its appointment. The Final Arbiter will send its written determination to the Seller and the Buyer, including confirmation of the Working Capital Adjustment Amount which results from that determination, at which point the determination of the Final Arbiter, and the resulting calculation of the Working Capital Adjustment Amount, will be binding on the Seller and the Buyer, absent fraud or manifest error. The fees and expenses of the Final Arbiter will be borne equally by the Seller and the Buyer.

                  (f) If there are no Disputed Amounts, the Working Capital Adjustment Amount shown on the Net Current Assets Schedule will be the finally determined Working Capital Adjustment Amount. If there are Disputed Amounts, but all disputes are resolved by agreement in accordance with Paragraph 1.3(c) or otherwise, the amount agreed upon will be the finally determined Working Capital Adjustment Amount. If disputes are submitted to the Final Arbiter, the Working Capital Adjustment Amount determined by the Final Arbiter will be the finally determined Working Capital Adjustment Amount. Within three days after the Working Capital Adjustment Amount is finally determined, the Seller or the Buyer, respectively, will pay to the other of them (i) the difference, if any, between any payment made in accordance with Paragraph 1.3(c) and the finally determined Working Capital Adjustment Amount, plus (ii) interest on that amount at the rate of 10% per annum from the last day of the Objection Period to the date of the payment.

                  (g) Any payments under this Paragraph 1.3 will be made to the Buyer or the Seller, as the case may be, by wire transfer of immediately available funds to an account specified by the party which is to receive the payment.

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            7. The reference to December 15, 1995 in Paragraph 2.1 is changed to
January 26, 1996.

            8. Paragraph 2.2 is renamed "Actions of the Seller's Subsidiaries and the Seller at Closing".

            9. Paragraph 2.2 is further amended by making the entire text a subparagraph designated subparagraph "(b)".

            10. Paragraph 2.2 is further amended by adding a new subparagraph
(a) which states the following:

            (a) At the Closing, the Seller will cause each of its subsidiaries that owns the Assets to deliver to Asset Sub a customary bill of sale transferring ownership of the Assets to Asset Sub.

            11. Paragraph 2.3 is renamed "Actions of Asset Sub and Buyer at Closing".

            12. Paragraph 2.3 is further amended by deleting the text in the first two lines thereof and substituting, in lieu thereof, the following:

      At the Closing, the Buyer will cause Asset Sub (in the case of (a) below) to deliver to the applicable subsidiaries of the Seller and the Buyer (in the case of (b), (c) and (d) below) will (or will cause a direct or indirect wholly-owned subsidiary of the Buyer to) deliver to the Seller, respectively, the following:

            13. Paragraph 2.3 is further amended by adding a new subparagraph
(a) which states the following:

            (a) Evidence of wire transfers to accounts of the applicable subsidiaries of the Seller specified by the Seller at least one business day prior to the Closing in an aggregate amount equal to the Asset Purchase Price, which funds shall immediately be delivered by those subsidiaries to the Company and then immediately delivered by the Company to the Seller. An amount equal to the Asset Purchase Price will be delivered by the Company to the Seller in satisfaction of indebtedness then outstanding.


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            14. Subparagraph (a) of Paragraph 2.3 is redesignated as
subparagraph (b) and is amended and restated in its entirety, and states the following:

            (b) Evidence of a wire transfer to an account specified by the Seller at least one business day before the Closing of immediately available funds in an amount equal to the Share Purchase Price minus the sum of: (i) the principal amount of the promissory note described in subparagraph (c) of this Paragraph 2.3; and (ii) a reserve in the amount of $12,500,000 (the "Adjustment Reserve Amount").

            15. A new subparagraph (c) is added to Paragraph 2.3 (and former subparagraph (b) is designated subparagraph (d)), and states the following:

            (c) A promissory note executed by the Buyer, in the form of Exhibit 2.3-C, in an aggregate principal amount of $32,500,000.

            16. A new Exhibit 2.3-C is added to the Agreement, a copy of which is attached to this Amendment Agreement as Exhibit B.

            17. The following parenthetical phrase is added to the thirteenth line of subparagraph 3.1(i) immediately following the words "Pro Forma Financial Statements": (with the exception of the dispositions of the Kame Oriental Foods business and of the Elfin Loaves product line).

            18. The following parenthetical phrase is added to the eighteenth line of subparagraph 3.1(i) immediately following the words "Other Businesses":
(except that they do not reflect the effects of the dispositions of the Kame Oriental Foods business and of the Elfin Loaves product line).

            19. The following language is added to the end of clause (i) in subparagraph 3.1(j):

      , and except that the mere fact that consolidated operating profits (calculated in the same manner as in the Pro Forma Financial Statements) of the Company and its subsidiaries for


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      the fiscal year ended December 30, 1995 were as low as, but not less (in other than a de minimis amount) than, $16,600,000 shall not constitute a change which had a Material Adverse Effect (it being understood that the Seller does not concede that if those consolidated operating profits were less than $16,600,000 in other than a de minimis amount, such fact would constitute a change which had a Material Adverse Effect).

            20. The word "zero" is deleted from the fifth line of subparagraph 3.1(l) and the following language is added to the sixth line after the words "on the Closing Date":

      $639,153.37, representing the net proceeds from the sale of Keebler's distribution center in Jacksonville, Florida, plus such other cash amounts as have been or are hereafter agreed in writing by the parties to be retained by the Company and its subsidiaries on the Closing Date, which cash shall be maintained in a segregated bank account for the benefit of the Buyer or, with the consent of the Buyer, invested in short-term interest-bearing securities in the name of Keebler that will mature on the next business day after the Closing Date.

            21. A new subparagraph (f) of Paragraph 3.2 is added, and states the following:

            (f) The Confidential Information Memorandum dated January 1996 provided to the banks or other financial institutions referred to in subparagraph (e) reflected that consolidated operating profits (calculated in the same manner as in the Pro Forma Financial Statements) of the Company and its subsidiaries for the 1995 fiscal year are estimated to be $16,600,000.

            22. Subparagraph 4.1 (e) is amended and restated in its entirety, and states the following:

            (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business and consistent with past practice and the 1995 capital expenditure program previously disclosed to the Buyer, but in any event not to exceed $7,000,000 in the aggregate (provided that any individual items over $250,000 will require Buyer's consent, such consent not to be unreasonably withheld), and except that the Buyer has consented to the leases entered into by the Company's subsidiaries prior to December 15, 1995 with respect to $2,000,000 of equipment which is part of the Da Vinci Computer project, copies of which leases have previously been provided to the Buyer (it being understood that any other leases proposed to be entered into by the Company or any of its


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      subsidiaries with regard to the Da Vinci Computer project require the prior written consent of the Buyer).

            23. Clause (ii) of subparagraph 4.1(f) is amended and restated in its entirety, and states the following:

      (ii) distributions and dividends paid in cash which do not prevent satisfaction of the condition described in Paragraph 5.1(o)

            24. Subparagraph 4.1(i) is amended by adding the following after "past practice" in the seventh line thereof:

      and except that the Buyer has consented to the sales entered into by the Company's subsidiaries prior to December 15, 1995 with respect to $2,000,000 of equipment which is part of the Da Vinci Computer project, which is described in Paragraph 4.1(e) (it being understood that any other sales proposed to be entered into by the Company or any of its subsidiaries with regard to the Da Vinci Computer project require the prior written consent of the Buyer)

            25. A new Paragraph 4.15 is added, and states the following:

            4.15 Identification of Other Business Positions to be Eliminated, Etc. Exhibit 4.15 hereto contains a list of (i) those positions (and, if applicable and available, individuals) at the Company and its subsidiaries that will be eliminated as a result of or in connection with the Reorganization and (ii) those employees of the Company and its subsidiaries who were working in the Other Businesses who will be transferred to the Continuing Businesses prior to the Closing.

            26. A new Exhibit 4.15 is added to the Agreement, a copy of which is attached hereto as Exhibit C.

            27. A new Paragraph 4.16 is added, and states the following:

            4.16 Resignation of Officers and Directors. The Seller will, upon the request of the Buyer, obtain the resignation, effective upon the Closing, of each of the directors and officers of the Company and each of its subsidiaries engaged in the Continuing Businesses.

            28. A new Paragraph 4.17 is added, and states the following:


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            4.17 Termination of Access to Bank Accounts. To the extent there are any bank accounts existing prior to the Closing through which funds of the Company and its subsidiaries which are engaged in the Continuing
      Businesses are transferred to the Seller and its affiliates (other than the Company and its subsidiaries which are engaged in the Continuing Businesses) or from which the Seller and its affiliates (other than the Company and its subsidiaries which are engaged in the Continuing Businesses) have any right to draw funds, the Seller will insure that, effective immediately upon Closing, all such arrangements and rights shall be cancelled, and after the Closing the Seller and its affiliates (other than the Company and its subsidiaries which are engaged in the Continuing Businesses) shall not take any action to withdraw or transfer funds from such accounts.

            29. A new Paragraph 4.18 is added, and states the following:

            4.18 Notice of Discontinuance of Directors and Officers Insurance. The Seller shall give the Buyer at least 30 days' prior written notice of any material diminution or cancellation of director and officer insurance for present and former directors and officers of the Company and its subsidiaries relating to claims arising out of or pertaining to matters existing or occurring at or prior to the Closing.

            30. A new subparagraph (o) is added to Paragraph 5.1, and states the following:

            (o) At the Closing Date, the Company will have cash of $639,153.37 (representing the aggregate net proceeds to Keebler from the sale of its Jacksonville, Florida distribution center), plus such other cash amounts as have been or are hereafter agreed in writing by the parties to be retained by the Company and its subsidiaries on the Closing Date, in a segregated bank account for the benefit of the Buyer or, with the consent of the Buyer, invested in short-term interest-bearing securities in the name of Keebler that will mature on the next business day after the Closing Date.

            31. Paragraph 7.1 is amended by deleting the parenthetical phrase in clause (i) thereof in its entirety and replacing it with the following:

      (provided that any claim for indemnification made with respect to (x) any matter which is the subject of a representation or warranty contained in Paragraph 3.1(a), 3.1(b), 3.1(d), 3.1(f) or 3.1(z), or the first sentence of Paragraph 3.1(e) insofar as it refers to the Company or Keebler, or (y) the representations and warranties contained in Paragraph 3.1(h), including, without limitation, those regarding any affidavits


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      of lost certificates to be delivered to the Buyer at the Closing (the
      "Lost Certificate Affidavits"), the obligations under which the Seller hereby assumes, shall in each case not be subject to any limitations as to amount),

            32. Paragraph 7.3 is amended by deleting the text beginning with the word "provided" in the tenth line thereof through and including the word "time" in the fourteenth line thereof, and replacing it with the following:

      provided that any claim for indemnification made with respect to (x) any matter which is the subject of a representation or warranty contained in Paragraph 3.1(a), 3.1(b), 3.1(d) or 3.1(f), or the first sentence of Paragraph 3.1 (e) insofar as it refers to the Company or Keebler, or (y) the representations and warranties contained in Paragraph 3.1(h), including, without limitation, those regarding the Lost Certificate Affidavits, may in each case be made at any time,

            33. The fourth sentence of Subparagraph (a) of Paragraph 7.5 is amended and restated in its entirety, and states the following:

      With regard to any period which begins before but ends after the Closing Date, the amount for which the Seller will reimburse the Buyer, the Company or any of the Company's subsidiaries (or refund to which the Seller will be entitled) will be the amount for which the Seller would have been required to reimburse the Buyer, the Company or any of the Company's subsidiaries (or refund to which the Seller would have been entitled) if the applicable taxable years of the Company and each of its subsidiaries which began before the Closing Date had ended on the Closing Date.

            34. A new subparagraph (f) is added to Paragraph 7.5, and states the following:

            (f) Section 338 Election. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be required to reimburse the Buyer, the Company or any of its subsidiaries engaged in the Continuing Businesses for, or otherwise bear, any Income Taxes and other costs resulting from any election made by the Buyer under Section 338 of the Code with respect to the transactions which are the subject of this Agreement.


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            35. Paragraph 7.6 is amended by adding the following text
immediately after the text "The Seller" in the first line thereof:

      hereby assumes and retains all liabilities and obligations with regard to, and

            36. A new clause (c) is added to the end of Paragraph 7.6, and states the following:

      or (c) without limiting the foregoing, relating to or arising out of the termination of the leases described in Exhibit 7.6 hereto (which leases are all of the leases relating to the Other Businesses under which the Company or any of its subsidiaries engaged in the Continuing Businesses is liable as of the Closing Date) or relating to or arising out of the other items or events listed in Exhibit 7.6.

            37. A new Exhibit 7.6 is added to the Agreement, a copy of which is attached to this Amendment Agreement as Exhibit D.

            38. Paragraph 7.8 is amended by adding the following text immediately after the text "The Seller" in the first line thereof:

      hereby assumes and retains all liabilities and obligations with regard to, and

            39. The text "(a)" and the entire text from and after ", minus (b)" of Paragraph 7.8 are deleted.

            40. New Paragraphs 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 and 7.15 are
added (and former Paragraphs 7.9 and 7.10 are designated 7.16 and 7.17 respectively), and state the following:

            7.9 Assumption of Certain Liabilities or Obligations Relating to Termination of Certain Employees, Etc.

            (a) The Seller hereby assumes and retains, and indemnifies the Buyer, the Company and each of the Company's subsidiaries engaged in the Continuing Businesses against, and agrees to hold them harmless from, all Losses relating to or arising out of severance payments, post-employment or other welfare benefits, pension, workers' compensation or other sums now or hereafter due to (and all costs and expenses, including in respect of litigation, relating to the termination of


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      employment of) any employees (the "Seller Assumed Employees") who (i) have been employed by, or have rendered services primarily with regard to, the Other Businesses (other than those referred to in clause (iii) hereof);
      (ii) were identified (by name or position) pursuant to clause (i) of Paragraph 4.15 as being eliminated; or (iii) were employed in the Other Businesses prior to the Closing and are both (A) identified (by name or position) pursuant to clause (ii) of Paragraph 4.15 as being transferred to the Continuing Businesses prior to the Closing and (B) terminated by Keebler (or by such employee) within one year after the Closing Date. At the Closing, immediately prior to the sale of the Shares to the Buyer, the Company will pay the Seller $14,000,000 in consideration for the Seller's assumption of obligations as provided in this Paragraph 7.9. The Buyer agrees that it shall not claim any income tax deduction with respect to payments made by the Seller regarding obligations assumed hereunder to the extent that such payments are claimed as a deduction by the Seller and are not disallowed.

            (b) The Buyer and the Seller agree that (i) the Seller's obligations under this Paragraph 7.9 are not intended to limit the indemnification obligations of the Seller contained in Paragraphs 7.6, 7.8 or otherwise under this Agreement and (ii) the Seller's liability for severance payments, post-employment or other welfare benefits or other sums described in this Paragraph 7.9 will be limited to payments at levels in accordance with the policies of the Company's subsidiaries in effect prior to the Closing Date.

            (c) In furtherance (and not in limitation) of the foregoing, the Seller, or affiliates of the Seller (other than the Company and its subsidiaries), shall (as promptly as practicable) enter into such arrangements with the third-party administrators of the Company Plans that provide welfare benefits to, or of statutory arrangements that provide workers' compensation or other coverage of, the Seller Assumed Employees as may be necessary to effectuate the obligations of the Seller under subparagraph (a) of this Paragraph 7.9, including, but not limited to, requesting that the third party administrators bill the Seller directly for any sums due after the Closing Date with regard to the Seller Assumed Employees. Except as provided above, after the Closing, the Company and its subsidiaries will continue to provide such administration of the Company Plans with respect to the benefits for the Seller Assumed Employees as they provided prior to the Closing, to the extent they continue to provide administration after the Closing for the employees of the Company and its subsidiaries, and the Seller will reimburse the Company or its subsidiaries for its or their reasonable costs (including salary costs) attributable to administering the Company Plans for the Seller Assumed Employees.

            (d) At the Closing, the Seller will deposit $14,000,000 with J.P. Morgan Bank, New York, New York, to fund a portion


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      of the Seller's obligations under subparagraph (a) of this Paragraph 7.9, clause (c) of Paragraph 7.6 or Paragraph 7.8 (the "Seller Assumed Obligations Account"). The Seller shall make such arrangements with J.P. Morgan Bank as are necessary to permit the Company and its subsidiaries to directly withdraw, without further consent of the Seller and its affiliates, sums from the Seller Assumed Obligations Account after the Closing in order to fund in advance payments of the nature contemplated by such provisions. All sums in excess of the amount deposited in and disbursed to the Company from the Seller Assumed Obligations Account which the Seller is obligated to pay under subparagraph (a) of this Paragraph 7.9, clause (c) of Paragraph 7.6 and Paragraph 7.8, and which are not previously paid directly by the Seller, will be paid by the Seller to the Company and its subsidiaries one business day prior to the date specified in a written request (a "Company Request") from the Company or its applicable subsidiary as the date on which the Company or that subsidiary is required to pay such amounts to or on account of one or more Seller Assumed Employees. Each Company Request shall be delivered to the Seller at least two business days prior to the date on which payment is to be made by the Seller and shall specify in reasonable detail the obligations of the Seller to which such Company Request relates. As promptly as practicable after each disbursement from the Seller Assumed Obligations Account and each payment made by the Company and its subsidiaries in respect of a Company Request, the Company or the applicable subsidiary will, if applicable, provide the Seller with written confirmation that the proceeds thereof were delivered to the applicable beneficiaries and furnish the Seller with copies of all related release forms executed by such beneficiaries. After April 8, 1996, the Seller may withdraw any amounts which remain in the Seller Assumed Obligations Account, after which it will make all further payments it is obligated to under subparagraph (a) of this Paragraph 7.9, clause (c) of Paragraph 7.6 or Paragraph 7.8 by payments to the Company in response to Company Requests as provided in this subparagraph.

            7.10 Sharing of Certain Buyer Losses. With respect to Losses for which the Seller is liable under clause (c) of Paragraph 7.6 and clause
      (a)(ii) of Paragraph 7.9 (whether such Losses are paid through withdrawals from the Seller Assumed Obligations Account or otherwise), the Buyer shall bear the cost of 17% of all such Losses until the aggregate amount so borne by the Buyer equals $3,300,000. Thereafter, the Seller shall be liable for 100% of such Losses.

            7.11 Reimbursement for Costs Relating to Shaffer Clarke Lease and Convenience Route Sales Vans and Project Breakthrough Vans. The Buyer will
      (i) reimburse the Seller promptly after the Closing, for the $450,000 fee paid by the Seller or United Biscuits as a result of the early termination of the lease for Shaffer Clarke & Co., Inc.'s Darien, Connecticut office space and (ii) pay to the Seller promptly after they are received, (x) the net proceeds from any sales after the Closing Date of Convenience Route Sales Vans purchased by the Company and its subsidiaries engaged in the Continuing Businesses on or prior to the Closing Date upon the expiration or early termination of leases for those vans, (y) the net proceeds from any sales after the Closing Date of the 66 Project Breakthrough (18') vans purchased from The Fifth Third Leasing Company on January 26, 1996 and (z) the first $1,000,000 of net proceeds from any sales after the Closing Date of other Project Breakthrough (18') vans owned on the Closing Date by the Company and its subsidiaries engaged in the Continuing Businesses (in each case to the extent such proceeds are not included in the calculation of Current Assets pursuant to Paragraph 1.3).

            7.12 Reimbursement of Letter of Credit Obligations. The Seller will guarantee, or enter into indemnification arrangements with respect to, the payment of amounts due to banks or other financial institutions for payments they make until the third anniversary of the Closing Date under
      (i) the letters of credit described on Exhibit 7.12, (ii) any other letters of credit existing on the Closing Date which were issued to secure obligations of the Company or its subsidiaries under workers compensation, automobile insurance and other statutes, and (iii) any replacements of the particular letters of credit described in clauses (i) and (ii) in amounts from time to time outstanding not exceeding the greater of (x) the respective amounts of the letters of credit outstanding at the Closing Date and (y) the respective amounts that should have been outstanding under the respective letters of credit in order to comply with applicable law or agreements in effect at the Closing Date.

            7.13 Reimbursement of Special Retention Incentive Payments. The Seller will promptly reimburse the Buyer for all amounts paid by Keebler to those individuals previously identified, represented and warranted by the Seller in a written memorandum dated December 11, 1995 from Alastair Clark to Dennis Christensen attached to a copy of memorandum to the Buyer dated December 15, 1995 as being entitled to special retention incentive payments, who Seller represents are the only persons entitled to such special retention incentive payments. The maximum reimbursement obligations of the Seller under this Paragraph will not exceed $197,331, which Seller represents are the only special retention incentive payments or similar payments to such persons payable by the Company or any of its subsidiaries.

            7.14 Services Agreement. The Seller will indemnify and promptly reimburse the Buyer, the Company and each of the Company's subsidiaries engaged in the Continuing Businesses against, and agrees to hold each of them harmless from, any and all Losses relating to or arising out of liabilities for consequential or special damages, but not actual damages, relating to any judgment, or any settlement approved by the

      Seller, in respect of (i) the Services Agreement, dated as of January 10, 1996, between Keebler Company and Windsor Quality Food Company Ltd. or
      (ii) the Transition Agreement, dated January 25, 1996 between Keebler Company and Kelly Food Products, Inc., unless Kelly Food Products, Inc. has agreed that Keebler Company shall not be liable for consequential or special damages under that agreement.

            7.15 Reimbursement of Costs For Advertising or Marketing Programs. Seller will promptly reimburse the Buyer for 75% of any amount which prior to six months after the Closing Date the Company or any of its subsidiaries spends, or irrevocably commits to spend, as required payments to cancel or fulfill commitments made by the Company or any of its subsidiaries before the Closing Date for advertising or marketing programs relating to periods after the Closing Date, provided that the Seller's reimbursement obligations under this Paragraph 7.15 shall in no event exceed $2,250,000.

            41. A new Exhibit 7.12 is added to the Agreement, a copy of which is attached to this Amendment Agreement as Exhibit E.

            42. New Paragraphs 9.7 and 9.8 are added (and former Paragraphs 9.7 through 9.18 are designated Paragraphs 9.9 through 9.20, respectively), and state the following:

            9.7 Certain Equipment. The Buyer agrees that United Biscuits will retain ownership of the equipment listed in Exhibit 9.7 (the "UB Equipment") currently located at Keebler's facilities in Elmhurst, Illinois and Bluffton, Indiana, following the Closing. Within 90 days after the Closing Date, United Biscuits will cause the UB Equipment to be removed from Keebler's facilities (leaving such facilities in good order and repair) at United Biscuits' cost.

            9.8 1996 Tax Returns. The Buyer agrees to file a consolidated Income Tax Return which includes the Company and its subsidiaries with regard to the period from the Closing Date through December 31, 1996, with the effect that the taxable year of the Company and its subsidiaries will terminate on the Closing Date.

            43. A new Exhibit 9.7 is added to the Agreement, a copy of which is attached to this Amendment Agreement as Exhibit F.

            44. Subparagraph (c) is added to Paragraph 9.13 (now designated Paragraph 9.15), and states the following:

            (c) Artal hereby designates, appoints and empowers Mr. David Van Zandt, currently located at Northwestern University School of Law, 357 East Chicago Avenue, Chicago, Illinois 60611, as its authorized agent, the Buyer (the Buyer and Artal together, the "Buyer Parties") hereby designates, appoints and empowers Simpson Thacher & Bartlett, currently located at 425 Lexington Avenue, New York, New York, Attn. Robert E. Spatt, as its authorized agent, and each of the Seller, UBI and United Biscuits (collectively, the "Seller Parties") hereby designates, appoints and empowers Rogers & Wells, currently located at 200 Park Avenue, New York, New York 10166, Attn. David W. Bernstein, as its authorized agent, in each case to accept, receive and acknowledge for and on behalf of each Buyer Party and each Seller Party, as the case may be, and its property, service of any and all process which may be served in any action, suit or proceeding of the nature referred to above in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent. Each Buyer Party and each Seller Party further submits to the personal jurisdiction of any court referred to in subparagraph (b) above in any such legal action, suit or proceeding and agrees that, to the fullest extent permitted by applicable law, such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to the applicable Buyer Party or the applicable Seller Party, as the case may be, in care of such agent at the aforesaid address, and such agent is hereby authorized to accept, receive and acknowledge the same for and on behalf of the applicable Buyer Party or the applicable Seller Party, as the case may be, and to admit service with respect thereto. Upon service of process being made on such agent as aforesaid, a copy of the summons and complaint or other legal process shall be mailed to the applicable Buyer Party or the applicable Seller Party, as the case may be, by registered mail, return receipt requested, at its address specified in or pursuant to Paragraph 9.14 hereof. In the event that for any reason the agent mentioned above shall not serve as agent to receive service of process in the State of New York in accordance with the provisions of this Paragraph 9.15(c), the applicable Buyer Party or Seller Party, as applicable, shall promptly appoint a successor agent satisfactory to the other of them and deliver evidence in writing of the successor agent's acceptance of such appointment. To the extent that any Buyer Party or any Seller Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Buyer Party and each Seller Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement. Each Buyer Party and each Seller Party agrees, to the extent permitted by law, that a final and unappealable judgment against any of them in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of Artal, UBI and United Biscuits agrees that the provisions of Paragraphs 9.15(a) and (b) of the Agreement shall apply to and be binding upon each of them.

            45. The text beneath the names of "UB INVESTMENTS PLC", "UNITED BISCUITS (HOLDINGS) PLC", "ARTAL LUXEMBOURG S.A." AND "FLOWERS INDUSTRIES, INC." is amended to add in each case at the end thereof the words "and 9.15(c)".

            46. Subparagraph (b)(iv) of Paragraph 9.16 (now designated Paragraph 9.18) is amended by deleting the reference to "United Biscuits" each time it appears and replacing it with "UBI" in each instance.

            47. The representation and warranties of the Seller and the Buyer set forth in Paragraphs 3.1(b),(c), (g) and Paragraphs 3.2(b), (c) and (d), respectively, are hereby made with respect to this Amendment Agreement as if the Agreement referred to therein meant the Agreement as amended by this Amendment Agreement

            48. The parties agree that all paragraph references contained in the Agreement which would require modification to accurately reflect the additions, deletions and other modifications set forth in this Amendment Agreement are hereby deemed to be so modified.

            49. Except as expressly set forth above, the Agreement will remain in full force and effect and unmodified.

            IN WITNESS WHEREOF, the Buyer and the Seller have executed this Amendment, intending to modify the Agreement as set forth above, on the date first shown on the first page of this Amendment.

                                    UB INVESTMENTS (NETHERLANDS) B.V.

                                    By:_________________________________________
                                       Title:  Authorized Signatory

                                    INFLO HOLDINGS CORPORATION

                                    By:_________________________________________
                                       Title:  Chief Executive Officer
                                                 and President

Acknowledged and Accepted Solely for the Purposes for which the Undersigned Executed the Agreement:

UB INVESTMENTS PLC

By:___________________________________
   Title:

UNITED BISCUITS (HOLDINGS) PLC

By:___________________________________
   Title:

ARTAL LUXEMBOURG S.A.

By:___________________________________
   Title:

FLOWERS INDUSTRIES, INC.

By:___________________________________
   Title:

                                                                    Exhibit A TO

                                                             AMENDMENT AGREEMENT

                                [List of Assets]

                                                                    Exhibit B TO

                                                             AMENDMENT AGREEMENT

                                PROMISSORY NOTE

                                                      Date: January 26, 1996
                                                      Place: New York, NY

$32,500,000

            FOR VALUE RECEIVED, the undersigned (the "Maker") promises to pay to the order of UB Investments (Netherlands) B.V. or its registered assigns (the "Holder"), at the principal office of the Holder, or such other place as the Holder may designate, the principal amount of thirty-two million five hundred thousand dollars, on January 26, 2007.

      1. The principal sum evidenced by this Note (the "Principal") will not bear interest until January 26, 1999. Beginning January 26, 1999 the balance of the Principal outstanding from time to time will bear interest at the rate of 10% per annum. On the last day of March, June, September and December (each of those days being an "Interest Payment Date") of each of 1999, 2000 and 2001, beginning with March 31, 1999, interest since the preceding Interest Payment Date (or, with regard to March 31, 1999, interest since January 26, 1999) will be added to, and will become a part of, the Principal. On each Interest Payment Date beginning with March 31, 2002, interest since the preceding Interest Payment Date will be payable in cash as provided in the following paragraph. Any payment of Principal or interest which is not made when it is due will bear interest from the date it is due until the date it is made at the rate of 12% per annum. In no event, however, will the rate at which interest accrues under this Note exceed the maximum rate permitted by law. Interest shall be calculated for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as the case may be, and be payable quarterly in arrears. After maturity of this Promissory Note, principal and accrued interest on this Promissory Note shall be payable on demand.

            All payments of Principal and interest payable in cash, and all other amounts in cash becoming due with regard to this Note, will be made in United States Dollars by wire transfer of immediately available funds to Account No. 903280 entitled "Morgan Grenfell, London for United Biscuits" at J.P. Morgan Bank, New York, New York, or to such other account as the Holder may specify to the Maker in writing at least ten days before payment is to be made, or to such other place or account and in such other manner as may be designated from time to time in writing by the Holder of this Note. All payments will be made without reduction by reason of set-off, counterclaim or otherwise.

            Whenever any payment under this Note is due to be made on a day that is not a Business Day, that payment will be due on the next succeeding Business Day. If, because an Interest Payment Date is not a Business Day, the interest payment due on that Interest Payment Date is made on the next succeeding Business Day, the interest payment will include interest to the Business Day on which it is made and that Business Day will, for the purpose of determining the interest due on the next succeeding Interest Payment Date, be deemed to have been an Interest Payment Date, and such extension of time shall be included in the computation of the payment of interest on this Note. For the purposes of this Note, a "Business Day" will be any day other than a Saturday, Sunday or a day on which banking institutions in New York City are authorized or required by law to close.

      2. Each of the following events will constitute an Event of Default under this Note:

            (a) The Maker fails to make any payment of Principal when it is due or any payment of interest on this Note within 30 days after the date when it is due; or

            (b) The Maker pays any cash dividends to its common equity holders, makes any distributions to its common equity holders in cash or other property (other than in the form of equity securities), purchases or redeems any of its equity securities or otherwise retires any of its equity securities or takes any action which would have an effect equivalent to any of the foregoing, excluding
(i) repurchases of equity securities held by then present or former officers or employees of the Maker or any of its subsidiaries in accordance with any subscription or stockholders' agreement, incentive plan or similar arrangement with such person, (ii) repurchases of equity securities held by stockholders of the Maker in connection with sales of the same number and class of equity securities (at an equal or greater price) to officers or employees of the Maker or any of its subsidiaries pursuant to arrangements of the type described in clause (i) above, (iii) any purchases or redemptions of warrants or similar securities (including any securities issued upon the exercise thereof) issued under the Note and Warrant Purchase Agreement (the "Nomura Purchase Agreement"), dated as of January 26, 1996, among INFLO Holdings Corporation, Keebler Acquisition Corp. and Nomura Holding America Inc. (and any amendment or replacement thereof) or otherwise issued to parties providing debt financing to the Maker or its subsidiaries which is used to pay or refinance a portion of the aggregate purchase price paid by the Maker pursuant to the Stock Purchase Agreement dated November 5, 1995, as amended on January 26, 1996, between INFLO Holdings Corporation and UB Investments (Netherlands) B.V. or to acquire assets in an arm's-length transaction and (iv) dividends or distributions on, or purchases or redemptions of, preferred equity issued in arm's-length transactions and not held by the initial common equity holders of the Maker or affiliates thereof; or

            (c) The Maker institutes a proceeding seeking relief as a debtor under the United States Bankruptcy Code or any state insolvency law; or

            (d) An order is entered in a proceeding under the United States Bankruptcy Code or any state insolvency law declaring the Maker to be insolvent, or appointing a receiver or similar official for substantially all the Maker's properties, and either (i) the Maker consents to the entry of that order, or
(ii) that order is not dismissed within 90 days.

      3. If there is an Event of Default, at any time while it is continuing, the Holder may declare the entire remaining balance of the Principal to be immediately due and payable, at which time that Principal and all accrued but unpaid interest will immediately become due and payable, without demand, presentment, protest, notice of dishonor or other diligence of any kind, all of which are waived by the Maker.

      4. By acceptance of this Note, the Holder agrees that (a) it will not seek to consolidate the assets of any subsidiary of the Maker with the assets of the Maker in a bankruptcy, insolvency, reorganization, receivership, liquidation or similar proceeding (collectively, "Bankruptcy Proceedings") pursuant to the doctrine of "substantive consolidation" or otherwise, (b) it will not institute, or join any other person in instituting, any Bankruptcy Proceeding against any subsidiary of the Maker and (c) the obligations of the Maker hereunder shall be subordinated in right of payment to all indebtedness (including subordinated indebtedness) of the Maker or any subsidiary of the Maker to the same extent that "Subordinated Indebtedness" is subordinated to "Senior Indebtedness" under the Nomura Purchase Agreement. The provisions of this paragraph are for the benefit of the creditors of the Maker and its subsidiaries and, accordingly, such creditors shall be deemed to be third party beneficiaries of, and shall have the right to enforce, said provisions.

      5. The Maker has the right to prepay all or any part of the unpaid Principal at any time without premium or penalty. The Maker will give the Holder at least ten days prior notice of each prepayment of Principal, and will state in each notice the amount of Principal being prepaid and the date on which the prepayment is to be made. When a notice of prepayment has been given, the Principal amount specified in the notice of prepayment and all accrued but unpaid interest on that amount will be due and payable on the date for the prepayment specified in the notice of prepayment.

      6. The Maker will maintain a register (the "Note Register") in which it will record the name and address of the Holder of this Note and of the holders of any Notes issued upon transfer or exchange of this Note. The Company will at all times treat the person named in the Note Register as the owner of this Note for all purposes and will make all payments of principal and interest to that person even if the Maker has received notice that the Holder has attempted to transfer this Note to another person. No transfer of this Note will be valid until the name and address of the person to whom this Note is transferred is recorded in the Note Register.

      7. The Maker will pay all reasonable expenses, including reasonable attorneys' fees and legal expenses, incurred by the Holder in successfully endeavoring to collect any amounts payable under this Note which are not paid when due.

      8. No delay on the part of the Holder in exercising any right or remedy will operate as a waiver of that right or remedy, and no single or partial exercise by the Holder of any right or remedy will preclude any other or further exercise of that or any other right or remedy.

      9. This Promissory Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed in that state.

            SIGNED AND DELIVERED on January 26, 1996.

                                    INFLO HOLDINGS CORPORATION

                                    By:_________________________________________
                                       Title:

                                                                    Exhibit C TO

                                                             AMENDMENT AGREEMENT

I.    TERMINATIONS

      Deborah K. Alfred
      James Borne
      David M. Hunt
      Thomas R. Lunn
      Randy S. McCorkle
      Jack L. McDonald, Jr.
      Joyce A. Owens
      Robert M. Palmer
      Jeanetta Perry
      James A. Ragg, Jr.
      Jane A. Searles
      James W. Uptgraft
      Ned Anderson
      Kathy Blair
      Charlie Goodstein
      Mike Tudor
      Ron Cushey
      Gloria Shefter
      John Galbreath
      Thomas Harvat
      Dennis Kozlowski
      Peter Tangprasertchai
      J. Prescott Wallace
      Richard DeStefano
      Joseph Warner
      Tim Gallagher
      Bob Hoyler
      Mabra McCumber
      Toni Pristo

      807 Keebler Employees in the Retail Sales and Distribution Organization (Including Convenience Division, Store Door, Breakthrough, Breakthrough Transition Team and Distribution Organization)

II.   TRANSFERRED EMPLOYEES FROM OTHER BUSINESSES TO CONTINUING
      BUSINESSES

      Betty Ellingson
      Anne Marie Johnson
      David Karpick
      Sandip Parikh
      Dan Reynolds
      Mark Clark
      Joan O'Malley
      Donna Steger
      Juanita Dennis
      Sheila Krambeer
      Deborah Walsh
      Susan Hartigan
      Margi Walstrom
      Eric Auciello
      Mary Billings
      Gail Frankfort
      Rosemary Hanson
      Carolyn Milschewski
      Susan Padilla
      Harold Plein
      Rosemary Sikora
      Sherri Curcio
      Becky Hultine
      Ross Bridge
      Lynn Guca
      Lynn Coyle
      Rick Marcantonio
      Cheryl Hallquist
      Ted Johnson

                                                                    Exhibit D TO

                                                             AMENDMENT AGREEMENT

I.    LEASE TERMINATIONS

      1.    140 Industrial Drive Lease
      2.    Prestige Building Lease

II.   OTHER REORGANIZATION ITEMS OR EVENTS

      1.    DBU Transition Team Post-Closing Salary and Expenses
      2.    Salty Snack Transition Team Post-Closing Salary and Expenses
      3. Union Medical Payments re: Oxford, Pennsylvania and Haltom City, Texas Salty Snack Plants
      4. Food Services Sales Personnel Relocation Costs for Four Food Service Field Sales Managers
      5.    Kelly Food Products Transition Support Costs
      6.    Post-Closing Convenience Division Wind-Down Salary and Expenses
      7. Expenses of Delaying Breakthrough Reorganization for Four Weeks Post-Closing
      8.    Breakthrough Transition Team Wind-Down Salary and Expenses
      9.    Breakthrough Driver Car Allowances
      10.   Accrued Vacation for Employees Hired by Kelly Food Products
      11. Change of Control Benefits Paid Post-Closing With Respect to Employees Terminated Pre-Closing